UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2005

VERSATA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-29757	68-0255203
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

300 Lakeside Drive, Suite 1300, Oakland, California, 94612

(Address of principal executive office including zip code)

(510) 628-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 11, 2005 the Compensation Committee of Versata’s Board of Directors approved an amendment to Mr. Alan Baratz’s stock option agreement to provide that the vesting of Mr. Baratz’s options shall cease as of the close of business on February 18, 2005, and all outstanding unvested options shall terminate immediately and cease to remain outstanding. This amendment is filed as Exhibit 10.15 (b) to this Current Report on Form 8-K.

On February 11, 2005 the Compensation Committee of Versata’s Board of Directors approved a modification to certain employment terms of William Frederick, the Company’s current Chief Financial Officer and Vice President. The Board approved the appointment of Mr. Frederick as the Company’s Interim Chief Executive Officer and President effective February 18, 2005. The Compensation Committee approved an amendment to the Severance Plan by and between Mr. Frederick and the Corporation dated February 4, 2004. Pursuant to the amendment, Mr. Frederick will be entitled to nine months continuation of his monthly salary if the Chief Executive Officer who immediately succeeds Alan Baratz terminates Mr. Frederick’s employment without Cause (as defined in the Severance Plan) within the first six months of the Chief Executive Officer’s hire date and Mr. Frederick executes a general release. This amendment is filed as Exhibit 10.17 (b) to this Current Report on Form 8-K. The Compensation Committee granted an option to purchase Twenty-Five Thousand (25,000) shares of Common Stock to Mr. Frederick pursuant to the Discretionary Option Grant Program (the “Program”) under the 2000 Stock Incentive Plan (the “Plan”).

On February 11, 2005 the Compensation Committee also approved the grant of an option to Brett Adam, Chief Technology Officer and Vice President of Engineering, to purchase Twenty-Five Thousand (25,000) shares of Common Stock pursuant to the Program under the Plan and approved an increase to his annual base salary to $190,000.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.15 (b)	Amendment to Notice of Stock Option Grant by and between the Company and Alan Baratz.

10.17 (b)	Severance Agreement, as amended by and between the Company and William Frederick.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSATA, INC.

Date: February 17, 2005	By:	/s/ William Frederick
William Frederick
Interim Chief Executive Officer and President, Chief Financial Officer, and Vice President